Filed pursuant to Rule 433

Registration No. 333-260756

January 11, 2022

Final Term Sheet

USD 5,000,000,000 1.250% Global Notes due 2025

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 5,000,000,000

Denomination:	USD 1,000

Maturity:	January 31, 2025

Redemption Amount:	100%

Interest Rate:	1.250% per annum, payable semi-annually in arrears

Date of Pricing:	January 11, 2022

Closing Date:	January 19, 2022

Interest Payment Dates:	January 31 and July 31 in each year

First Interest Payment Date:	July 31, 2022 (for interest accrued from, and including, January 19, 2022 to, but excluding, July 31, 2022)

Interest Payable on First Interest Payment Date:	USD 33,333,333.33 (for aggregate principal amount of USD 5,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.852%

Underwriting Commissions:	0.100%

Proceeds to Issuer:	99.752%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769JR67

CUSIP:	500769 JR6

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	BofA Securities Citigroup TD Securities

Stabilization Manager:	The Toronto-Dominion Bank

Registrar:	Citibank N.A., London Branch

Paying Agent:	Citibank N.A., London Branch

Additional Paying Agent:	Citibank Europe Plc, Frankfurt Branch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142926/tm2131584-8_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142909/tm2131584-3_sb.htm.

Alternatively, The Toronto-Dominion Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-855-495-9846.

Notice by BofA Securities Europe SA and Citigroup Global Markets Europe AG to Distributors regarding MiFID II Product Governance

BofA Securities Europe SA and Citigroup Global Markets Europe AG (the “EU Manufacturers”) acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by The Toronto-Dominion Bank to Distributors regarding UK MiFIR Product Governance

The Toronto-Dominion Bank (the “UK Manufacturer”), acting in its capacity as manufacturer of the notes for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”), hereby informs prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturer in respect of the notes in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturer to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturer; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of the UK Manufacturer), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.